Exhibit 99.1

Entegris Reports First-Quarter Sales of 165 Million

Adjusted Operating Margin Improves to 13.7 Percent; Non-GAAP EPS of $0.13

BILLERICA, Mass., April 23, 2013 – Entegris, Inc. (Nasdaq: ENTG) today reported its financial results for the Company’s first quarter ended March 30, 2013.

The Company recorded first-quarter sales of $165.1 million, which compared to $167.8 million in the fourth quarter of 2012 and $175.4 million in the first quarter a year ago. First-quarter operating margin was 12.3 percent, with adjusted operating margin of 13.7 percent, excluding amortization of intangible assets of $2.3 million. Net income for the first quarter was $16.4 million, or $0.12 per share. Non-GAAP earnings per share of $0.13 in the first quarter of 2013 compared to $0.09 in the fourth quarter of 2012 and $0.14 in the first quarter of 2012. A reconciliation table of GAAP to non-GAAP earnings per share and operating margin is contained in this press release.

Bertrand Loy, president and chief executive officer, said: “The first quarter sales trends were consistent with our expectations. Sales declined modestly from the fourth quarter reflecting the seasonally soft semiconductor production in Asia and weakness in PC-related semiconductor demand, as well as a negative impact from foreign currency. Sales of our Contamination Control Solutions products declined 6 percent sequentially; sales of Microenvironment products grew 3 percent, and sales of Specialty Materials products were up 14 percent.”

“On an operating basis, we executed well. We achieved an adjusted operating margin of 13.7 percent due to an improved gross margin and tight control of operating expenses.”

For the fiscal second quarter ending June 30, 2013, the Company expects sales to be flat to up five percent sequentially, or approximately $165 million to $173 million, and EPS to range between $0.09 to $0.11 per share. On a non-GAAP basis, EPS is expected to range from $0.10 to $0.12 per share, which reflects Non-GAAP net income in the range of $14 million to $17 million, which is adjusted for expected amortization expense of $2.6 million or $0.01 per share.

First-Quarter Results Conference Call Details

Entegris will hold a conference call to discuss its results for the first quarter on Tuesday, April 23, 2013, at 10:00 a.m. Eastern Time. Participants should dial 719-325-2402 or toll-free 888-510-1765, referencing confirmation code 6780614. Participants are asked to dial in 5 to 10 minutes prior to the start of the call. A replay of the call will be available starting April 23 at 1:00 p.m. (ET) until June 6, 2013. The replay can be accessed by using passcode 6780614 after dialing 719-457-0820 or 888-203-1112. A live and on-demand webcast of the call can also be accessed from the investor relations section of Entegris’ website at www.entegris.com.

ABOUT ENTEGRIS

Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-technology industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

NON-GAAP INFORMATION

The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP). Adjusted EBITDA and Adjusted Operating Income together with related measures thereof, and non-GAAP EPS, are considered “Non-GAAP financial measures” under the rules and regulations of the SEC. These financial measures are provided as a complement to financial measures provided in accordance with GAAP. We provide non-GAAP financial measures in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate our baseline performance before certain gains, losses or other charges that may not be indicative of our business or future outlook. We believe these non-GAAP measures will aid investors’ overall understanding of our results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how we plan and measure our business. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP. The calculations of Adjusted EBITDA margin, Adjusted Operating Income, and non-GAAP EPS are included elsewhere in this release.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, Entegris’ future operating results, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including discussions appearing under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Owning Our Securities” in Item 1A of our Annual Report on Form 10–K for the fiscal year ended December 31, 2012, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

Entegris, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012	December 31, 2012
Net sales	$165,070	$175,403	$167,818
Cost of sales	97,942	99,159	101,357

Gross profit	67,128	76,244	66,461
Selling, general and administrative expenses	32,421	35,048	37,273
Engineering, research and development expenses	12,173	11,989	12,911
Amortization of intangible assets	2,287	2,450	2,335

Operating income	20,247	26,757	13,942
Other income, net	(1,348)	(164)	(895)

Income before income taxes and equity in affiliates	21,595	26,921	14,837
Income tax expense	5,198	9,065	3,581
Equity in net income of affiliates	—	(3)	—

Net income	$16,397	$17,859	$11,256

Basic net income per common share:
Diluted net income per common share:	$0.12	$0.13	$0.08
	$0.12	$0.13	$0.08

Weighted average shares outstanding:
Basic	139,025	136,603	137,867
Diluted	139,831	138,046	138,907

Entegris, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$338,846	$330,419
Short-term investments	—	19,995
Accounts receivable, net	103,573	94,016
Inventories	100,246	99,144
Deferred tax assets, deferred tax charges and refundable income taxes	13,570	20,201
Other current assets and assets held for sale	13,503	15,549

Total current assets	569,738	579,324

Property, plant and equipment, net	164,585	157,021

Intangible assets	44,791	47,207
Deferred tax assets – non-current	16,904	17,167
Other assets	9,831	10,825

Total assets	$805,849	$811,544

Accounts payable	$38,588	$36,341
Accrued liabilities	41,473	51,263
Income tax payable and deferred tax liabilities	1,906	5,659

Total current liabilities	81,967	93,263

Other liabilities	20,715	23,482
Shareholders’ equity	703,167	694,799

Total liabilities and shareholders’ equity	$850,849	$811,544

Entegris, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Operating activities:
Net income	$16,397	$17,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,296	6,487
Amortization	2,287	2,450
Stock-based compensation expense	1,688	1,763
Other	2,043	2,161
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(12,893)	(12,811)
Inventories	(3,758)	(7,506)
Accounts payable and accrued liabilities	(7,015)	(279)
Income taxes payable and refundable income taxes	318	(4,678)
Other	1,072	(5,072)

Net cash provided by operating activities	7,435	374

Investing activities:
Acquisition of property and equipment	(16,140)	(10,605)
Proceeds from maturities of short-term investments	20,000	—
Other	12	3

Net cash provided by (used in) investing activities	3,872	(10,602)

Financing activities:
Issuance of common stock	4,873	3,336
Repurchase and retirement of common stock	(3,777)	—
Other	741	290

Net cash provided by financing activities	1,837	3,626

Effect of exchange rate changes on cash	(4,717)	(60)

Increase (decrease) in cash and cash equivalents	8,427	(6,662)
Cash and cash equivalents at beginning of period	330,419	273,593

Cash and cash equivalents at end of period	$338,846	$266,931

Entegris, Inc. and Subsidiaries

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
Net sales	March 30, 2013	March 31, 2012	December 31, 2012
Contamination Control Solutions	$103,961	$115,552	$110,266
Microenvironments	44,132	40,705	42,684
Specialty Materials	16,977	19,146	14,868

Total net sales	$165,070	$175,403	$167,818

	Three Months Ended
Segment profit	March 30, 2013	March 31, 2012	December 31, 2012
Contamination Control Solutions	$22,078	$32,069	$22,438
Microenvironments	9,325	5,528	6,401
Specialty Materials	2,216	4,668	1,046

Total segment profit	33,619	42,265	29,885
Amortization of intangibles	(2,287)	(2,450)	(2,335)
Unallocated expenses	(11,085)	(13,058)	(13,608)

Total operating income	$20,247	$26,757	$13,942

Entegris, Inc. and Subsidiaries

Reconciliation of GAAP to Adjusted Operating Income and Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012	December 31, 2012
Net sales	$165,070	$175,403	$167,818

Net income	$16,397	$17,859	$11,256
Adjustments to net income:

Equity in net income of affiliates	—	(3)	—
Income tax expense	5,198	9,065	3,581
Other income, net	(1,348)	(164)	(895)

GAAP – Operating income	20,247	26,757	13,942
Amortization of intangible assets	2,287	2,450	2,335

Adjusted operating income	22,534	29,207	16,277
Depreciation	7,296	6,487	7,151

Adjusted EBITDA	$29,830	$35,694	$23,428

Adjusted operating margin	13.7%	16.7%	9.7%
Adjusted EBITDA – as a % of net sales	18.1%	20.3%	14.0%

Entegris, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Earnings per Share

(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012	December 31, 2012
GAAP net income	$16,397	$17,859	$11,256
Adjustments to net income:

Amortization of intangible assets	2,287	2,450	2,335

Tax effect of adjustments to net income	(824)	(885)	(841)

Non-GAAP net income	$17,860	$19,424	$12,750

Diluted earnings per common share:	$0.12	$0.13	$0.08
Effect of adjustments to net income	$0.01	$0.01	$0.01
Diluted non-GAAP earnings per common share:	$0.13	$0.14	$0.09

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